Exhibit 99.2

Under Armour: Second Quarter 2010 Earnings Call, July 27, 2010 (Brad Dickerson)

Thanks, Kevin. With Kevin having taken you through some highlights and strategies for our business, I would now like to spend some time on our second quarter financial results.

Our net revenues for the second quarter of 2010 increased 24% to $205 million. Year-to-date, net revenues are up 19% to $434 million. This strong growth was largely driven by apparel, which was up 34% to $150 million during the quarter and up 32% to $323 million year-to-date. Notably our second quarter apparel performance was the highest growth rate experienced since the third quarter of 2007. Double-digit apparel growth was registered across the Men’s, Women’s and Youth apparel businesses during the quarter with particular strength in Women’s.

Our Direct-to-Consumer net revenues increased 60% for the quarter and 66% year-to-date, representing 21.3% and 19.6% of net revenues, respectively. Second quarter net revenue growth was driven by a combination of new Factory House stores, strong same-store sales growth, and the web business. We opened six new Factory House stores during the second quarter increasing our Factory House store base to 45. We expect to end 2010 with 52 to 54 total Factory House stores, representing nearly 50% year-over-year growth.

International net revenues increased approximately $2 million to $9 million in the second quarter and represented approximately 4% of revenues. Footwear net revenues were down roughly 4% to $36 million in the second quarter. We previously indicated Running and Training footwear revenues were expected to decline in 2010 compared with 2009.

Second quarter gross margins were 48.8% compared with 44.8% in the prior year’s quarter. Several factors contributed to the 400 basis point gross margin expansion:

•	First, we continue to see strong growth in our higher-margin Direct-to-Consumer business, contributing approximately 130 basis points.

•	Second, we experienced more favorable apparel gross margins during the quarter due to favorable product mix and sourcing efforts, accounting for approximately 120 basis points.

•	Third, lower sales returns, markdowns, and apparel liquidations accounted for approximately 100 basis points.

•	And finally, as previously forecast, a lower mix of lower-margin footwear sales contributed approximately 50 basis points.

Selling, general and administrative expenses as a percentage of net revenues increased to 45.4% in the second quarter of 2010 compared with 42.7% in the prior year’s period. Let me take you through the four major components of SG&A, many of which are consistent with our story last quarter.

•	Marketing costs held relatively steady at 13.4% of net revenues in the second quarter compared with 13.3% in the prior year.

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Second, Selling costs increased to 10.4% of net revenues from 9.3% in the prior year, primarily driven by the continued expansion of our Factory House stores, which carry better gross margins but also incur higher SG&A expense as a percentage of revenue.

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Third, Product Innovation and Supply Chain costs represented 10.8% of net revenues in the second quarter compared with 9.6% in the prior year. This increase was primarily a function of increased investments in personnel associated with the design and sourcing of our expanding apparel, accessories, and footwear lines.

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Finally, Corporate Services increased to 10.8% of net revenues compared to 10.5% in the same period of the prior year as we invested in additional corporate personnel and facility expenses to support our growth.

Operating income during the second quarter more than doubled to $6.9 million compared with $3.4 million in the prior year. Operating margin was 3.4% compared with 2.1% in the prior-year quarter.

In other expense, we experienced only a modest net loss of $170 thousand related to foreign currency during the quarter and a net loss of $850 thousand year-to-date. Our hedging strategy allows us to limit our exposure to foreign currency exchange fluctuations. With that said, there is no perfect hedge, and risk remains that with future foreign currency fluctuations we could have positive or negative foreign currency impact during the remainder of the year.

Our effective income tax rate in the second quarter was 43.0% compared with 40.9% in the second quarter of 2009, primarily reflecting discrete items which positively impacted the year ago rate. Based on continued tax planning strategies, we now expect our effective tax rate in 2010 to improve approximately 120 basis points from the 2009 rate of 43.2%.

Our resulting net income in the second quarter increased to $3.5 million compared with $1.4 million in the prior year period. Second quarter diluted earnings per share increased to $0.07 compared with $0.03 in the prior year.

Now shifting over to the balance sheet. Total cash and cash equivalents at quarter-end increased 96% to $156 million compared with $80 million at June 30, 2009. Cash, net of debt, increased $81 million at quarter-end to $140 million compared with $59 million at June 30, 2009. We currently have no borrowings outstanding on our $200 million credit facility.

Inventory at quarter-end decreased 1% year-over-year to $179 million compared to $181 million at June 30, 2009. While inventory growth has significantly trailed our top line performance in recent quarters, we expect this trend to reverse for the back half of 2010. I will add more color on that later.

Our investment in capital expenditures was approximately $8 million for the second quarter and approximately $16 million year-to-date. We continue to anticipate capital expenditures in 2010 to be in the range of $35-$40 million.

Now moving onto our updated outlook for the remainder of 2010. Previously, we provided an outlook for 2010 net revenues in the range of $965 to $985 million, an increase of 13% to 15% over 2009, and 2010 diluted earnings per share of $1.05 to $1.07, an increase of 14% to 16%. Given the sustained strength in our apparel and Direct-to-Consumer businesses and our improved visibility for the remainder of the year, we are raising our full year outlook. We now expect 2010 annual net revenues in the range of $990 million to $1.01 billion, an increase of 16% to 18% over 2009. We also expect 2010 diluted earnings per share for the full year in the range of $1.11 to $1.13, an increase of 21% to 23% over 2009.

To give a little more context on our updated 2010 guidance, we want to elaborate on three areas: gross margins, SG&A, and inventory.

For gross margins, we still see the same dynamics playing out that we previously outlined. This includes higher year-over-year gross margins the next two quarters driven by product mix shift towards apparel combined with continued anticipated growth in higher-margin Direct-to-Consumer sales.

We recognize the industry-wide concerns around higher labor, input, and freight costs for the remainder of 2010 and continuing into 2011. We would remind you that our product costs are largely locked in at this point through Spring 2011, so we see minimal near-term impact from input cost inflation. And with minimal apparel manufacturing exposure to China, we remain comfortable that growth in our Direct-to-Consumer channel should mitigate these headwinds in the near term.

Looking at our SG&A, we continue to see higher near-term investments to support the infrastructure needed to build out our growth platforms. Importantly, this includes attracting new talent to support our new business units, particularly in footwear and apparel. It includes building the infrastructure to bring the hats and bags business in-house starting in January 2011, an effort that yields no current revenues to absorb the incremental costs. It also means higher costs as we continue to expand our Factory House store base. As we indicated, we expect 17 to 19 new Factory stores in 2010, which will put us at 52 to 54 total Factory stores by year end. We would also expect comparable new store additions in 2011. As we have indicated, we expect our full year 2010 SG&A growth rate to exceed our net revenue growth rate and expect our year-over-year SG&A growth rate in the third quarter to look roughly similar to the growth rate for the second quarter. On a separate note regarding SG&A, we continue to invest marketing dollars prudently and maintain our annual target range of 12% to 13% of revenues.

On to inventory. As we indicated last quarter, we plan on increasing our safety stock in key core programs which should improve our service levels within the wholesale channel to better meet consumer demand. In addition, several key program developments, including the shift of the hats and bags business in-house and the increase of our made-for strategy for Factory House stores will require an inventory build later in 2010. These factors are the major drivers for anticipated year-over-year inventory growth rates outpacing sales growth rates during the back half of the year.

While we are not prepared at this time to provide our initial outlook for 2011, we wanted to provide some color on the impact of bringing our hats and bags business in-house from our current licensing partner. As we have discussed, we have been investing on building the team internally to take this business in-house beginning in January 2011. With this transition, we expect this business to contribute an incremental $60 million of revenue for Under Armour in 2011 versus the existing licensed model.

Before opening the call up for Q&A, I wanted to thank Alex Pettitt for over three years of terrific service as the head of our Investor Relations team. As many of you know, Alex has recently broadened her role within the company and we are excited to leverage her talent and industry knowledge toward new UA business opportunities.

Over the next couple of months, Alex will be transitioning investor relation functions to our new Director of Investor Relations, Tom Shaw, who joined the company a few weeks ago. Tom most recently covered our company and industry as a senior sell-side analyst at Stifel Nicolaus here in Baltimore.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.